FORM NSAR
Q77.O Transactions effected pursuant to Rule 10F3
Newbury Street Trust

Series Number	Fund	Trade Date	Settle Date	Security Name:	Size of Offering:	Aggregate Offering Value	Price:	Shares Purchased	Transaction Value	Underwriter Fidelity Purchased From
1	TAX-EXEMPT FUND - DAILY MONEY	29-Sep-04	6-Oct-04	State of CA 2004 - 05 RANs	6,000,000,000	605,484,000,000	$100.914	50,000,000	$5,045,700,000	BANC OF AMER SECS LLC (TE&HI)